UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 29, 2006

AVAYA INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

211 Mount Airy Road	07920
Basking Ridge, New Jersey	(Zip Code)
(Address of Principal Executive Office)

Registrant’s telephone number, including area code:  (908) 953-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Separation Agreement

On October 3, 2006, Avaya Inc. (the “Company”) announced that Garry K. McGuire will retire as Chief Financial Officer and Senior Vice President, Corporate Development, effective December 31, 2006.

Also on that date, the Company and Mr. McGuire executed a Separation Agreement and General Release (the “Agreement”) outlining the terms and conditions regarding his termination of employment.  Pursuant to the Agreement, Mr. McGuire will continue service as a non-executive employee of the Company for a transition period (the “Transition Period”) from January 1, 2007 through and including March 30, 2007 (the “Separation Date”).  As consideration for his executing the Agreement and complying with its terms, the Company has agreed:

(i)                                     to continue to pay Mr. McGuire at his current rate of base salary through the Separation Date;

(ii)                                  to pay Mr. McGuire an aggregate sum of $1,304,250 (less applicable federal, state and local withholding taxes and other appropriate deductions) on July 3, 2007;

(iii)                               to continue Mr. McGuire’s eligibility to receive a bonus for fiscal 2006 in accordance with the terms of the Company’s Short Term Incentive Plan;

(iv)                              to pay Mr. McGuire a one-time lump sum payment of $350,000 (less applicable federal, state and local withholding taxes and other appropriate deductions) on July 3, 2007 as consideration for his agreement to remain in the position of Chief Financial Officer and to assist in assuring a successful transition;

(v)                                 to provide Mr. McGuire with continued coverage under the Company’s group health, vision and dental plans for a period of six months following the Separation Date; and

(vi)                              to provide Mr. McGuire with (a) financial counseling services for three months following the Separation Date and (b) outplacement services suitable to his position for a period of one year following the Separation Date.

In addition, during the Transition Period, Mr. McGuire will be entitled to participate in all employee benefit plans in which he was participating as of October 3, 2006.  Moreover, during that time period, he will be entitled to certain business related transportation and home security services.

Under the terms of the Agreement, Mr. McGuire has agreed:

(i)                                     to refrain from using, misappropriating or disclosing the Company’s proprietary information; and

(ii)                                   that, through April 1, 2008, he will not, directly or indirectly, engage in certain competitive activities or solicit any of the Company’s employees or customers.

Attached as Exhibit 10.1 is a copy of the Agreement.

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On September 29, 2006, management of the Company committed to a restructuring plan (“the plan”) to further reduce headcount in the U.S. and the Europe, Middle East and Africa (“EMEA”) regions in connection with its continuing strategy to optimize its cost structure and improve its skill base.  As a result, the Company will record a charge of approximately $54 million in the fourth quarter of fiscal 2006. Savings from these actions will be partially offset by reinvestments in new skills and in other geographic areas.

The workforce reductions in the U.S. were completed in September 2006 and consist of 214 represented service technician positions.  All severance payments related to these workforce reductions, which aggregate approximately $27 million, will be paid by the end of fiscal 2007.

The workforce reductions in EMEA are expected to be completed during the first half of fiscal 2007 and consist of approximately 150 positions across various business functions.  The majority of severance payments, which aggregate approximately $27 million, will be paid by the end of fiscal 2007. The final severance amounts for these actions could increase based on final negotiations with the Works Councils and employees, which is expected to be completed during the first half of fiscal 2007.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Chief Financial Officer

On October 3, 2006, the Company announced that Garry K. McGuire will retire as Chief Financial Officer and Senior Vice President, Corporate Development, effective December 31, 2006.  Mr. McGuire will continue in a senior advisory role with the Company through March 30, 2007.

A copy of the press release is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

Item 9.01.              Financial Statements and Exhibits.

(c)              Exhibits.

10.1	Separation Agreement and General Release, dated as of October 3, 2006, between Avaya Inc. and Garry K. McGuire

99.1	Press Release issued by Avaya Inc. dated October 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: October 5, 2006	By:	/s/ Amarnath K. Pai
		Name:	Amarnath K. Pai
		Title:	Vice President Finance Operations
and Corporate Controller

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Separation Agreement and General Release, dated as of October 3, 2006, between Avaya Inc. and Garry K. McGuire

99.1	Press Release of Avaya Inc. dated October 3, 2006